Form of Amendment to the Custody Contract

UBS MONEY SERIES
51 West 52nd Street
New York, NY 10019-6114

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re:    UBS Money Series – Addition of Three New Series

Ladies and Gentlemen:

UBS Money Series, (the “Fund”), has established three new portfolio series known as UBS Select Prime Capital Fund, UBS Select Treasury Capital Fund and UBS Select Tax-Free Capital Fund.

Accordingly, as of October 6, 2008, the Fund consists of the following portfolio series: UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund, UBS Select Tax-Free Preferred Fund, UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Select Tax-Free Investor Fund, UBS Cash Reserves Fund, UBS Liquid Assets Fund, UBS Select Prime Capital Fund, UBS Select Treasury Capital Fund and UBS Select Tax-Free Capital Fund.

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract by and between the Fund and State Street Bank and Trust Company (“State Street”) dated as of February 1, 2000, as amended (“Custodian Contact”), the Fund hereby requests that State Street act as custodian for the aforementioned series under the terms of the Custodian Contract.

We are providing under separate cover a copy of the Assistant Secretary’s Certificate designating persons who are authorized to give instructions with respect to the series’ assets as called for by Section 5 of the Custodian Contract. Pursuant to Section 8 of the Custodian Contract, the Fund hereby directs State Street to keep the books of account and to complete the net asset value of the Fund’s shares as provided in said Section.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

UBS MONEY SERIES
on behalf of its series

By:_________________________________

Agreed and Accepted

STATE STREET BANK AND TRUST COMPANY

By:_____________________________________________
Name:____________________________________________
Title:____________________________________________

Effective Date: As of October [  ], 2008